Exhibit 10.27

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of this 3rd day of September, 2015 (the “Effective Date”), by and between TALON INTERNATIONAL, INC., a Delaware corporation (the “Company”) and NANCY AGGER-NIELSEN (“Executive”).

1.     Engagement and Duties.

1.1     Commencing as of the Effective Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation of Chief Financial Officer of the Company. Executive hereby accepts such engagement and employment.

1.2     Executive’s duties and responsibilities shall be those normally and customarily vested in the office of Chief Financial Officer of a corporation, subject to the supervision, direction and control of the Chief Executive Officer (“CEO”) and the Board of Directors (the “Board”) of the Company. Executive shall report directly to the CEO.

1.3     Executive agrees to devote her primary business time, energies, skills, efforts and attention to her duties hereunder, and will not, without the prior written consent of the Board, which consent will not be unreasonably withheld, render any material services to any other for-profit and/or not-for-profit business concern or organization. Executive will use her best efforts and abilities faithfully and diligently to promote the Company’s business interests.

1.4     Except for routine travel incident to the business of the Company, Executive shall perform her duties and obligations under this Agreement principally from an office provided by the Company in Woodland Hills, California, or such other location in Los Angeles or Ventura County, California, as the Board may from time to time determine.

2.     Term of Employment. Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following (in any case, the “Term”):

(a)     the close of business on December 31, 2016, provided, that if the Company has not given Executive Notice of its decision not to renew the Term on or before April 1, 2016, then, unless otherwise terminated as provided below, the Term shall be automatically extended until the earlier of (i) a date which is nine (9) months following delivery after April 1, 2016 by the Company to Executive of Notice of its decision not to extend the Term further, and (ii) December 31, 2017;

(b)     the death of Executive;

(c)     delivery to Executive of written Notice (as defined below) of termination by the Company if Executive shall suffer a “Permanent Disability,” which for purposes of this Agreement shall mean a condition that entitles Executive to benefits under an applicable Company long-term disability plan or, if no such plan exists, a physical or mental disability which, in the reasonable judgment of the Board, is likely to render Executive unable to perform her duties and obligations under this Agreement for 90 days in any 12-month period;

(d)     delivery to Executive of written Notice of termination by the Company for “Cause,” which Notice shall identify the particular details of the conduct that the Company believes constitutes Cause. For purposes of this Agreement, “Cause” shall mean: (i) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to the Company, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any fraud, misappropriation or embezzlement by Executive resulting in a material personal profit to Executive, in any case, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) Executive’s consistent failure to materially perform her normal duties as described in Section 1.2 , other than any such failure resulting from Executive’s Permanent Disability; (iv) conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of the Company; or (B) any felony offense involving a crime of moral turpitude; or (v) Executive’s chronic or habitual use or consumption of drugs or alcoholic beverages, in either case, that causes material damage to the Company, its properties, assets or business, provided, that to the extent any circumstances that would otherwise constitute Cause shall be capable of cure, Executive shall be given no less than thirty days to cure such circumstances prior to any termination of her employment for Cause;

(e)     delivery to Executive of written Notice of termination by the Company “without Cause;”

(f)     delivery to the Company of written Notice of termination by Executive for “Good Reason,” by reason of: (i) the material diminution of Executive’s duties, job title or responsibilities as provided in Section 1 above; (ii) a relocation of Executive’s principal work location to a location that is inconsistent with the terms of Section 1.4 above; (iii) a material breach by the Company of this Agreement, including without limitation, a material reduction in any component of Executive’s compensation or benefits as provided for herein; or (iv) a change in Executive’s reporting arrangement such that Executive no longer reports directly to the CEO; or (v) the commencement of a voluntary or involuntary proceeding by or against the Company under Chapter 7 of the United States Bankruptcy Code or other law or statute of any jurisdiction providing for the cessation of the Company’s business and the liquidation of its assets; or

(g)     delivery to the Company of written Notice of termination by Executive without “Good Reason.”

3.     Compensation; Executive Benefit Plans.

3.1     The Company shall pay to Executive a base salary (the “Base Salary”) at an annual rate of $225,000, retroactive to March 3, 2015, which Base Salary shall be subject to increase, but not decrease, at the discretion of the Board. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to similarly situated executive officers of the Company, but in any event, no less frequently than monthly. At the first payroll payment date following the Effective Date, the Company shall pay to Executive the difference between the Base Salary and the amount of base salary previously paid to Executive for the period from (and including) March 3, 2015 through the Effective Date.

3.2     Commencing with fiscal year 2015 and for each fiscal year during the Term thereafter during which Executive is performing services to the Company, Executive shall be eligible to receive an annual cash bonus on the terms described on Exhibit A attached hereto (the “Annual Bonus”).

3.3     During the Term, Executive shall be entitled each year to vacation for a minimum of three calendar weeks, increasing to a minimum of four calendar weeks after four consecutive years of employment with the Company, pro-rated for any partial year of service during the Term, plus such additional period or periods as the Board may approve in the exercise of its reasonable discretion, during which time her compensation shall be paid in full.

3.4     During the Term, Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses which she incurs in connection with the performance of her duties and obligations under this Agreement, substantiated in a manner consistent with the Company’s practices and policies as adopted or approved from time to time by the Board for executive officers. For the avoidance of doubt, “business class” travel shall constitute reasonable costs and expenses on any flight greater than five hours in duration.

3.5     The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income and employment tax withholding.

4.     Other Benefits. During the Term, Executive shall be eligible to participate in all operative employee compensation, fringe benefit and perquisite, and other benefit and welfare plans or arrangements of the Company then in effect from time to time and in which similarly situated executive officers of the Company generally are entitled to participate, including without limitation, to the extent then in effect, incentive, group life, medical, dental, prescription, disability and other insurance plans, all on terms at least as favorable as those offered to similarly situated executives of the Company.

5.     Termination of Employment. Subject to the provisions of this Section 5, either the Company or Executive may terminate Executive’s employment at any time for any reason or no reason. The following provisions shall control any such termination of Executive’s employment.

5.1     Termination Without Cause, for Good Reason, or due to Executive’s death or Permanent Disability. The Company may terminate Executive’s employment without Cause at any time upon 15 days’ prior written Notice to Executive, and Executive may terminate her employment with Good Reason at any time upon 15 days’ prior written Notice to the Company, in each case, subject to any applicable cure periods (in the case of a termination without Cause or for Good Reason, the date specified in any such Notice in accordance with this Section 5.1 shall constitute the “Date of Termination”). For purposes of clarity, the Company’s delivery of Notice in accordance with Section 2(a) of its decision not to renew the Term shall not constitute termination without Cause, and shall be governed by Section 5.5 below. Executive’s employment shall also terminate upon the occurrence of Executive’s death or Permanent Disability (in the case of a termination due to Executive’s death or Permanent Disability, the date of the death or the date specified in a Notice from the Company indicating termination due to Permanent Disability shall constitute the “Date of Termination”). If Executive’s employment is terminated pursuant to this Section 5.1, the Company shall promptly, or in the case of obligations described in clauses (c) and (e) below, as such obligations become due to Executive, pay or provide to Executive (or her estate), (a) Executive’s earned but unpaid Base Salary accrued through such Date of Termination, (b) accrued but unpaid vacation time through such Date of Termination, (c) any Annual Bonus required to be paid to Executive pursuant to this Agreement for any fiscal year of the Company ending on or prior to the Date of Termination, to the extent payable, but not previously paid, (d) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are reimbursable under Section 3.4 above, and (e) any vested benefits and other amounts due to Executive under any plan, program, policy of, or other agreement with, the Company (together, the “Accrued Obligations”). In addition, if Executive (or her estate) delivers to the Company within thirty (30) days following the Date of Termination a signed settlement agreement and general release in the form attached hereto as Exhibit B (the “Release”) and satisfies all conditions to make the Release effective, Executive (or her estate) shall be entitled to the following payments and benefits (the “Severance”) from the Company:

(i)     Payment of an aggregate amount equal to the following number of months (such number of months, the “Severance Period”) of Base Salary:

Number of 12 Full Months Employed by Company	Number of Months of Base Salary
Less than or equal to 2	3 Months
Greater than 2 but less than or equal to 3	4 Months
Greater than 3 but less than or equal to 4	5 Months
Greater than 4	6 Months

The Severance shall be paid on the date of Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (a “separation from service”), provided that the Release is effective and subject to Section 5.6 below.

(ii)     If Executive is eligible for, and elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and/or the California Continuation Benefits Replacement Act (“Cal-COBRA”), as applicable, for Executive and Executive’s eligible dependents (as applicable) under a health, dental, or vision plan sponsored by the Company, within the time period prescribed pursuant to COBRA and/or Cal COBRA, the Company will reimburse Executive, as and when due to the COBRA and/or Cal-COBRA carrier, for up to $1,500 per month of the premiums for such coverage until the earliest to occur of (A) expiration of the Severance Period, (B) the date upon which Executive enrolls for coverage under a health, dental, or vision insurance plan of a subsequent employer of Executive or Executive’s spouse, and (C) the date Executive or Executive’s dependents cease to be eligible for COBRA and Cal-COBRA coverage. These payments will be subject to any applicable tax withholdings (including tax withholdings necessary to ensure that the provision of this benefit is not deemed a discriminatory practice giving rise to penalties to the Company under applicable laws) and will be counted as coverage pursuant to COBRA and/or Cal-COBRA to the maximum extent permitted under applicable law.

5.2     Annual Bonus. For purposes of clarity, the Annual Bonus for a fiscal year shall be deemed earned by Executive if she is employed with the Company on December 31 of such fiscal year. If the Date of Termination occurs on or after December 31 of a fiscal year, the Accrued Obligations shall include the Annual Bonus, if any, for such fiscal year even if the Annual Bonus has not yet been calculated as of the Date of Termination. Executive shall not be entitled to payment of the Annual Bonus, or any portion thereof, for the fiscal year in which the Date of Termination occurs. The Company shall pay Executive the Annual Bonus, if any, as provided in Exhibit A.

5.3     Cause. If Executive’s employment becomes terminable by the Company for Cause, the Company may terminate Executive’s employment immediately (subject to the cure rights described above) and Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination, or, in the case of benefits described in clauses (c) and (e) of Section 5.1, as such obligations become due to Executive.

5.4     Resignation. Executive may terminate her employment without Good Reason upon thirty (30) days’ Notice to the Company. If Executive so terminates her employment, Executive shall be entitled to receive the Accrued Obligations promptly, or, in the case of benefits described in clauses (c) and (e) of Section 5.1, as such obligations become due to Executive.

5.5     Nonrenewal. In the event that either the Company or the Executive elects not to renew the Term (or any extension thereof) in accordance with Section 2(a), Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination, or, in the case of benefits described in clauses (c) and (e) of Section 5.1, as such obligations become due to Executive.

5.6     Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no Severance payments or benefits shall be paid to Executive during the six-month period following the Executive’s separation from service to the extent that the Company determines in good faith that paying such amounts at the time or times indicated in this Section 5 would cause the Executive to incur an additional tax under Section 409A of the Code (in which case such amounts shall be paid at the time or times indicated in this Section 5.6). If the payment of any such amounts are delayed as a result of the previous sentence, then on the first day following the end of such six-month period, the Company will pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such six-month period.

6.     Confidentiality of Proprietary Information and Material.

6.1     Industrial Property Rights. For the purpose of this Agreement, “Industrial Property Rights” shall mean all of the Company’s patents, trademarks, trade names, inventions, copyrights, know-how, formulas and science, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products and services which are developed, formulated and/or manufactured by the Company.

6.2     Trade Secrets. For the purpose of this Agreement, “Trade Secrets” shall mean any formula, pattern, device, or compilation of information that is used in the Company’s business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it. This term includes, but is not limited to, information relating to the marketing of the Company’s products and services, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, financial information, intangible property and other such information which is not in the public domain.

6.3     Technical Data. For the purpose of this Agreement, “Technical Data” shall mean all information of the Company in written, graphic or tangible form relating to any and all products which are developed, formulated and/or manufactured by the Company, as such information exists as of the Effective Date or is developed by the Company during the Term of this Agreement.

6.4     Proprietary Information. For the purpose of this Agreement, “Proprietary Information” shall mean all of the Company’s Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of Executive prior to Executive’s employment with the Company, (ii) may be obtained by a reasonably diligent businessperson from readily available and public sources of information, (iii) is lawfully disclosed to Executive after termination of Executive’s employment by a third party which does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by Executive without utilizing any of the Company’s Proprietary Information.

6.5     Agreement Not To Copy Or Use. Executive agrees, at any time during the Term of this Agreement and for a period of ten years thereafter, not to copy, use or disclose (except (i) as required, authorized or permitted in connection with the performance of Executive’s services hereunder to the Company, (ii) as required by law after first notifying the Company and giving it an opportunity to object, or (iii) as required to enforce Executive’s rights under this Agreement) any Proprietary Information without the Company’s prior written permission. The Company may withhold such permission as a matter within its sole discretion during the Term of this Agreement and thereafter.

7.     Return of Corporate Property. Upon any termination of this Agreement, Executive shall turn over to the Company all property, writings or documents then in her possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.

8.     Discoveries and Inventions.

8.1     Disclosure. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, in any case, relating to the business, products, practices, techniques or confidential information of the Company, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, (hereinafter referred to as “Developments”), either solely or in collaboration with others, (a) prior to the Term while working for the Company, (b) during the Term or (c) within six months after the Term.

8.2     Assignment. Executive, to the extent that she has the legal right to do so, hereby acknowledges that any and all Developments that are created during the Term, are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive’s right, title and interest in and to any and all of such Developments; provided, however, that, in accordance with California Labor Code Sections 2870 and 2872, the provisions of this Section 8.2 shall not apply to any Development that Executive developed entirely on her own time without using the Company’s equipment, supplies, facilities or trade secret information except for those Developments that either:

(a)     relate at the time of conception or reduction to practice of the Development to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(b)     result directly from any work performed by Executive for the Company.

8.3     Assistance of Executive. Upon the Company’s request and at no expense to Executive, whether during the Term or thereafter, Executive will do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company’s complete ownership and title thereto, subject to the proviso in Section 8.2 hereof, and Executive will otherwise reasonably cooperate in all proceedings and matters relating thereto. Executive shall be compensated at a rate of $250 per hour for any actions she is required to take pursuant to this Section 8.3 after the Term.

8.4     Records. Executive will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form reasonably requested by the Company in writing. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in Section 8.2 hereof, and, upon written request by the Company, Executive will promptly surrender the same to it.

8.5     Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Executive agrees that she shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the Term and shall take any reasonable action which may be required to discharge such obligations and to comply with such restrictions and limitations.

9.     Non-solicitation Covenant.

9.1     Non-solicitation and Noninterference. For a period of two years following termination of this Agreement, Executive shall not (a) induce or attempt to induce any employee of the Company to leave the employ of the Company, (b) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or Trade Secrets of the Company to any third person, firm or corporation, or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, provided, that advertisements and general solicitations shall not constitute a breach of this Section 9.1.

9.2     Indirect Solicitation. Executive agrees that, during the period covered by Section 9.1 hereof, she will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section 9.1 if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that she will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

10.     Injunctive Relief. Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of her covenants, agreements, duties or obligations contained in Sections 6, 7, 8 and 9 of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of her covenants, agreements, duties or obligations contained in Sections 6, 7, 8 and of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the duties or obligations contained in Sections 6, 7, 8 and 9 of this Agreement without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section 10 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of her covenants, agreements, duties or obligations hereunder.

11.     Code Section 409A. Certain amounts under this Agreement may constitute “nonqualified deferred compensation” which are intended to comply with the requirements of Section 409A of the Code. To the extent that the parties reasonably determine that any compensation or benefits payable under this Agreement are subject to Section 409A of the Code, this Agreement shall incorporate the terms and conditions required by Section 409A of the Code and Department of Treasury regulations as reasonably determined by the Company and the Executive. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder. In the event that following the Effective Date, the Company and the Executive reasonably determine that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

12.     Code Section 280G. If any payment or benefit received or to be received by Executive in connection with a “change in ownership or control” of the Company (within the meaning of Section 280G of the Code), whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or an affiliate of the Company (the “Payments”), would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit to Executive shall exceed the net after-tax benefit to Executive if no such reduction was made. For purposes of this Section 12, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the code. The foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by Executive and reasonably acceptable to the Company, provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide Executive and the Company with its determinations and detailed supporting calculations with respect thereto at least 15 business days prior to the date on which Executive would be entitled to receive a Payment (or as soon as practicable in the event that the Accounting Firm has less than 15 business days advance notice that Executive may receive a Payment) in order that Executive may determine whether it is in Executive’s best interest to waive the receipt of any or all amounts which may constitute “excess parachute payments.” If the Accounting Firm determines that such reduction is required by this Section 12, Executive, in her sole and absolute discretion, may determine which of the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to Executive. Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 12. The first $10,000 of fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 12 will be borne exclusively by the Company, and the balance of any such fees and expenses, if any shall be borne exclusively by Executive.

13.     Miscellaneous.

13.1     Arbitration. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final, binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Los Angeles County or Ventura County, California, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as an arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

13.2     Attorneys’ Fees. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with or arising out of any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

13.3     Notices. All notices, requests and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by fax, email, personal service, reputable overnight carrier or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to Company:

Talon International, Inc.

21900 Burbank Boulevard, Suite 270

Woodland Hills, CA 91367

Attn: Chief Executive Officer

Fax: 818-444-4146

ldyne@talonzippers.com

If to Executive, at the address, fax or email maintained for Executive in the Company’s payroll records.

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving Notice to the other party in the manner prescribed in this section.

13.4     Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior agreements, discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

13.5     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

13.6     Indemnification: Insurance. The Company shall defend, indemnify and hold Executive harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Executive’s service as an officer or director of the Company to the greatest extent now provided in the Company’s Articles and Bylaws and as otherwise allowed by law. During the Term and for a period of at least six years thereafter, Executive shall be entitled to the same directors and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

13.7     Amendment. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

13.8     Waiver. Failure by any party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

13.9     Assignment. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.

13.10     Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

13.11     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.12     Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

(Signatures on Following Page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Company:	Executive:

TALON INTERNATIONAL, INC.

By: /s/ Larry Dyne	/s/ Nancy Agger-Nielsen
Larry Dyne Chief Executive Officer	Nancy Agger-Nielsen

S-1

EXHIBIT A

Annual Bonus

Commencing with fiscal year 2015 and for each fiscal year during the Term thereafter during which Executive is performing services for the Company and is employed on December 31 of that fiscal year, Executive shall be eligible to earn a cash bonus, referred to herein as the Annual Bonus. The Annual Bonus, if any, shall be payable in cash on or about April 15 of the year immediately following the fiscal year for which such Annual Bonus is calculated.

The Annual Bonus shall be an amount determined by reference to Executive’s achievement of performance objectives established by the Board for each fiscal year. The performance objectives for fiscal year 2015 are set forth in this Exhibit A.

For purposes hereof and subject to the terms of this Exhibit A, “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense, calculated based on the Company’s audited consolidated financial statements for the applicable fiscal year in question prepared in accordance with generally accepted accounting principles in the United States. Adjusted EBTIDA will be calculated after taking into account the Annual Bonus and any other management incentive cash bonuses.

For fiscal year 2015, Executive shall be entitled to an Annual Bonus, if any, equal to a percentage of the Executive’s Annual Base Salary for such fiscal year, determined by multiplying the Executive’s Maximum Bonus Opportunity for such fiscal year by the Executive’s cumulative achievement of the Bonus Weightings for the Performance Objectives for such fiscal year, which cumulative achievement will be determined by the Board of Directors (or a committee of the Board) based on Executive’s achievement of the individual performance objectives for such fiscal year set forth below. The Board’s determination of Executive’s achievement of an individual performance objective score will either be objective based upon measured financial results and application of the Performance Ranges set forth below or at the discretion of the Board based upon the Board’s subjective analysis.

Maximum Bonus Opportunity for Fiscal Year 2015:     50% of Annual Base Salary

Performance Objectives and Weightings:

Performance Objectives	Determination Method	Plan	Bonus Weighting
Financial Objectives
Revenue	Financial Results	$53,835,000	10%
Gross profit %	Financial Results	31.9%	14%
Adjusted EBITDA	Financial Results	$2,853,000	28%

Strategic Objectives
New Major Brands / Worldwide revenue growth	BOD Discretion	N/A	3%
Completion of financing arrangements	BOD Discretion	N/A	15%
Improvement of Financial Data - Divisional P&L, Financial Analysis, Etc.	BOD Discretion	N/A	15%
Fill Key Management Positions	BOD Discretion	N/A	4%
Shareholder Initiatives	BOD Discretion	N/A	8%
Technology - Website and Social Media Upgrades / Implementation	BOD Discretion	N/A	3%

Exhibit A-1

Financial Results Performance Ranges:

Performance Range (Actual Compared to Plan)	Achievement of Bonus Weighting
100% or Greater	100%
90% and Less Than 100%	75%
80% and Less Than 90%	45%
75% and Less Than 80%	25%
Less Than 75%	BOD Discretion

Exhibit A-2

EXHIBIT B

Release

[TALON INTERNATIONAL, INC. LETTERHEAD]

RELEASE

[DATE]

EMPLOYEE NAME
ADDRESS

Re:     Separation Terms and General Release Agreement

Dear [NAME]:

This letter confirms the terms of your separation from the employment of Talon International, Inc. and consideration in exchange for your waiver and general release of claims in favor of Talon International, Inc. and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company” or “TLN”).

1.     Termination Date. Your employment with the Company will end effective _____________ (the “Termination Date”). Between now and the Termination Date, you should assist with any transition-related activities as directed by the employee to whom you directly report.

2.     Acknowledgment of Payment of Wages. On or before execution of this release, we delivered to you a final paycheck that includes payment for all accrued wages, salary, accrued and unused vacation time, reimbursable expenses, and any similar payments due and owing to you from the Company as of the Termination Date (collectively referred to as “Wages”). You are entitled to these Wages regardless of whether you sign this Separation Terms and General Release Agreement (the “Agreement”).

3.     Consideration For Release. In consideration of the waiver and release of claims set forth in Paragraphs 7 and 8 below, and in exchange for your signing this Agreement, the Company agrees to provide you with the post-termination payments (the “Severance Payments”) described in Section 5 of that certain Executive Employment Agreement, dated [_________], 2015. The Severance Payments are in addition to any amounts owed to you by the Company. You acknowledge and agree that you are not otherwise entitled to receive the Severance Payments. You understand that if you do not sign the Agreement, or if you revoke the signed Agreement as described in Paragraph 19 below (if applicable), the Company has no obligation to provide you with the Severance Payments.

4.     COBRA Continuation Coverage. Your Company provided health coverage will end on your Termination Date. If you are eligible for, and timely elect COBRA continuation, you may continue health coverage pursuant to the terms and conditions of COBRA at your own expense, unless the Company has agreed to pay for such coverage as part of your Severance Payments. Our Human Resources Department will contact you shortly after your Termination Date. All other insured benefit coverage (e.g., life insurance, disability insurance) will also end on your Termination Date, unless the Company has agreed to pay for such coverage as part of your Severance Payments.

Exhibit B-1

5.     Return of Company Property. By signing below, you represent that you have returned all the Company property and data of any type whatsoever that was in your possession or control.

6.     Confidential Information. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s confidential information. You acknowledge your continuing obligations under any proprietary information and inventions agreement you have previously executed, and you agree you will hold all such confidential information in strictest confidence and that you may not make any use of such confidential information. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such confidential information and that you have not taken with you any such documents or data or any copies thereof.

7.     General Release and Waiver of Claims.

7.1.     The payments and agreements set forth in this Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

7.2.     To the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or separation from employment with the Company including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of the General Release and Waiver of Claims set forth in this Paragraph 7.

(a)     Release of Statutory and Common Law Claims. Such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

Exhibit B-2

(b)     Release of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them. Instead, you have decided voluntarily to enter into this Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (“OWBPA”) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.

7.3.     Releasees and you do not intend to release claims (i) which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law); (ii) for unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (iii) for any benefit entitlements that are vested as of the Termination Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA”; and (iv) for vested stock and/or vested option shares pursuant to the written terms and conditions of your existing stock and stock option grants and agreements existing as of the Termination Date. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in paragraph 12.

8.     Waiver of Unknown Claims. You expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Exhibit B-3

9.     Covenant Not to Sue.

9.1.     To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 7 and 8 above.

9.2.     You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

9.3.     Nothing in this paragraph shall prohibit you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.

10.     Non-disparagement. You agree that you will not make any statement, written or oral, or engage in any conduct that is or could reasonably be construed to be disparaging of the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. Nothing in this paragraph shall prohibit you from providing truthful testimony in response to a subpoena or other compulsory legal process.

11.     Legal and Equitable Remedies. You and the Company agree that either party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that either party may have at law or in equity for breach of this Agreement.

12.     Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of any proprietary information and inventions agreement you have executed in favor of the Company, you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Agreement. By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating her or her essential findings and conclusions upon which the award is based. A party’s right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement. This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

Exhibit B-4

13.     Attorneys’ Fees. If any legal action arises or is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled, except where the law provides otherwise. The costs and expenses that may be recovered exclude arbitration fees pursuant to paragraph 12 above.

14.     Confidentiality Provision. You agree to keep the contents, terms and conditions of this Agreement confidential and not disclose them except to your spouse or domestic partner, attorneys, accountant or as required by subpoena or court order.

15.     Materiality of Breach. Any breach of the provisions contained in paragraphs 6 through 10 and/or 14 will be deemed a material breach of this Agreement.

16.     No Admission of Liability. You agree that this Agreement is not an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

17.     Indemnification. This Release shall not apply with respect to any claims arising under your existing rights to indemnification and defense pursuant to (a) the articles and bylaws of the Company for acts as a director and/or officer, (b) any indemnification agreement with the Company, or (c) your rights of insurance under any director and officer liability policy in effect covering the Company’s directors and officers.

18.     Review of Agreement. You may not sign this Agreement prior to your Termination Date. You may take up to twenty-one (21) days from the date you receive this Agreement, or until your Termination Date, whichever date is later, to consider this Agreement and release and, by signing below, affirm that you were advised by this letter to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original properly signed Agreement to the Company, Attention: Human Resources Department, at the Company’s principal executive offices in Los Angeles, California, and after expiration of the revocation period without revocation by you.

[IF EMPLOYEE IS OVER 40 AT THE TIME OF TERMINATION, THE FOLLOWING SECTION 19 APPLIES:

19.     Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement by faxing a written notice of revocation to the Company, Attention: Human Resources Department, at (818) 444-4108 any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

IF EMPLOYEE IS UNDER 40 AT THE TIME OF TERMINATION, THE FOLLOWING SECTION 19 APPLIES:

19.     Intentionally Omitted.]

Exhibit B-5

20.     Entire Agreement. This Agreement together with any proprietary information and inventions agreement you have executed in favor of the Company is the entire agreement between you and the Company with respect to the subject matter of this Agreement and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that none of the Company, its agents or attorneys made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement knowingly, voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document. You understand that you do not waive any right or claim that may arise after the date this Agreement is executed.

21.     Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by the Company’s authorized representatives and you.

22.     Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California.

23.     Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, it is the intention of the parties to this Agreement that, if a court, arbitrator or agency concludes that any claim under paragraph 7 above may not be released as a matter of law, the General Release in paragraph 7 and the Waiver Of Unknown Claims in paragraph 8 shall otherwise remain effective as to any and all other claims.

If this Agreement accurately sets forth the terms of your separation from the Company and if you voluntarily agree to accept the terms of the severance package offered please sign below no earlier than your Termination Date and return it to the Company’s Human Resources Department.

PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS
A GENERAL RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Sincerely,

[NAME]

REVIEWED, UNDERSTOOD AND AGREED:

By:
           [NAME]
Date:

DO NOT SIGN PRIOR TO YOUR TERMINATION DATE

Exhibit B-6